Exhibit 10.4

FIRST COMMUNITY CORPORATION

2021 OMNIBUS EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT FOR EXECUTIVES

THIS AGREEMENT (“Agreement”) is entered into as of this [•] day of [•] 20[•], between First Community Corporation, a South Carolina corporation (“Company”), and [•] (“Grantee”).

Background:

A.           On March 16, 2021 the Board of Directors of the Company adopted the First Community Corporation 2021 Omnibus Equity Incentive Plan (the “Plan”), and on May 19, 2021, the Company’s shareholders approved the Plan at the Company’s 2021 Annual Meeting of Shareholders.

B.            The Committee of the Company’s Board of Directors duly approved the grant of restricted shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), to the Grantee on the terms described in this Agreement, and in consideration of the issuance of such restricted shares, the Grantee intends to remain in the employ of the Company.

NOW, THEREFORE, as an employment incentive and to encourage stock ownership, and also in consideration of the premises and the mutual covenants contained herein, the Company and the Grantee agree as follows.

1.             RESTRICTED STOCK.

1.1           Grant of Restricted Stock.

(a) The Company hereby grants to the Grantee [•] shares of Common Stock (the “Restricted Stock”), subject to the restrictions described in Paragraph 1.2 of this Agreement. As the restrictions set forth in Paragraph 1.2 of this Agreement lapse in accordance with the terms of this Agreement as to all or a portion of the Restricted Stock, such shares shall no longer be considered Restricted Stock for purposes of this Agreement.

(b) The Company hereby directs that a stock certificate or certificates representing the shares of the Restricted Stock shall be registered in the name of and issued to the Grantee or that book entries shall be made with respect thereto. Such stock certificate or certificates or book entries shall be subject to such stop-transfer orders and other restrictions as the Company may deem necessary or advisable under applicable federal and state securities laws, and the Company may cause legends to be placed on any such certificate or certificates to make appropriate reference to such restrictions.

(c) The Company shall not be required to deliver any certificate for shares of Restricted Stock granted under this Plan until all of the following conditions have been fulfilled:

(i)	the admission of such shares to listing on all stock exchanges on which the Common Stock is then listed (if required);
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(ii)	the completion of any registration or other qualification of such shares that the Company deems necessary or advisable under any federal or state law or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other governmental regulatory body; and
(iii)	the obtaining of any approval or other clearance from any federal or state governmental agency or body that the Company determines to be necessary or advisable.

1.2           Restrictions.

(a) The Grantee shall have all rights and privileges of a shareholder as to the Restricted Stock, including the right to vote, except that, subject to Paragraph 1.3(b) hereof, the following restrictions shall apply:

(i)	None of the Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period (as defined below) applicable to such shares, except pursuant to rules adopted by the Company (if any); and
(ii)	Except as otherwise provided in this Agreement or the Plan, the Grantee shall, during the Restricted Period (defined below), have all of the other rights of a shareholder with respect to outstanding shares of unvested Restricted Stock awarded to the Grantee including, but not limited to, the right to vote (in person or by proxy) such shares at any meeting of shareholders of the Company.

(b) Any attempt to dispose of Restricted Stock in a manner contrary to the restrictions set forth in this Agreement shall be ineffective.

1.3           Restricted Period.

(a) Unless this Subparagraph 1.3(a) is crossed out and initialed and other substitute provisions are added and initialed in the blank space on the following page, the restrictions set forth in Paragraph 1.2 shall apply to the shares of Restricted Stock as follows:

(i)	The restricted shares will fully vest as of 12:01 AM on [•].
(ii)	The Grantee shall not receive any cash dividends in respect of Restricted Stock with a record date prior to the vesting date of such restricted shares;
(iii)	The employee must hold at least 50% of the shares granted hereunder, whether restricted shares or unrestricted shares, until equity ownership guidelines, as defined in Subparagraph 1.3(a)(iv), are met;
(iv)	The employee equity ownership guideline, which shall include vested and unvested shares of Common Stock and shares of Common Stock underlying unvested time-based restricted stock units outstanding, is equal to a minimum of two times their current annual base salary. Such ownership shall be determined from time to time by multiplying the employee’s current annual base salary by two and then dividing the product by the price of the Company’s common stock. The resulting number of shares will remain fixed for such employee until otherwise updated for changes in annual base salary and/or stock price, at the sole discretion of the Committee.
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(v)	Termination of Employment: If the Grantee’s employment with the Company or any Subsidiary of the Company is voluntarily or involuntarily terminated for any reason (other than death, Permanent and Total Disability, or a Change of Control, in each case, the vesting will be accelerated and all unvested shares of Restricted Stock that have not been previously forfeited shall be fully vested as of such event, and other than Retirement) prior to vesting of shares of Restricted Stock granted herein, all shares of Restricted Stock shall immediately and automatically be forfeited and returned to the Company. Upon Retirement, vesting will be pro-rated, and the officer will receive a proportion of shares for the amount of years worked during the vesting period. For example, if the officer retires at age 65 and had worked three years out of a five-year vesting period, the officer would receive 60% of the granted shares (and the remainder would not vest and would immediately and automatically be forfeited and returned to the Company).

Any date on which such restrictions lapse with respect to applicable shares of Restricted Stock being referred to in this Agreement as a “Restriction Termination Date,” with the period from issuance of the Restricted Stock to the Restriction Termination Date with respect to applicable shares of Restricted Stock being referred to in this Agreement as a “Restricted Period.” Any periods of leave without pay taken by the Grantee prior to an applicable Restriction Termination Date shall not be treated as credited service for purposes of vesting the stock, and the applicable Restricted Period shall be extended by the length of such periods of leave unless the Company, in its sole discretion, finds that a waiver of the extension would be in the best interests of the Company.

For purposes of this Agreement, “Retirement” shall have the meaning set forth in the Grantee’s employment agreement with the Company and/or any Subsidiary as of the grant date of the Restricted Stock or, if the Grantee does not have an employment agreement that defines retirement, shall mean a voluntary termination of employment by the Grantee that occurs upon or after both (a) the Grantee’s attainment of age 65 and (b) when Grantee’s years of service to the Company and its Subsidiaries (such years of service determined in accordance with the rules for determining years of service under the Company’s 401(k) Plan) is at least 10.1

(b) Notwithstanding Paragraph 1.2, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to the Restricted Stock.

1 Note to Committee: For purposes of any Restricted Stock award to Tanya A. Butts, the definition of retirement should be “For purposes of this Agreement, “Retirement” shall have the meaning set forth in the Grantee’s employment agreement with the Company and/or any Subsidiary as of the grant date of the Restricted Stock or, if the Grantee does not have an employment agreement that defines retirement, shall mean a voluntary termination of employment by the Grantee that occurs upon or after both (a) the Grantee’s attainment of age 65 and (b) when Grantee’s years of service to the Company and its Subsidiaries (such years of service determined in accordance with the rules for determining years of service under the Company’s 401(k) Plan) is at least 5.”

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1.4           Forfeiture. If the Grantee’s employment with the Company or any Subsidiary of the Company employing the Grantee on the date of this Agreement shall terminate for any reason during the Restricted Period with respect to applicable shares of Restricted Stock, all rights of the Grantee to the then remaining Restricted Stock (and, if applicable, any stock dividends or other stock distributions with respect to such Restricted Stock) shall terminate and be forfeited (except (i) as provided in Paragraph 1.3(b) or as otherwise determined by the Company pursuant to Paragraph 1.3(b), or (ii) if the Grantee is then employed by the Company or any Subsidiary of the Company, in which event this Agreement shall remain in effect until the earlier of a separation from service from the Company or the vesting date of the Restricted Stock).

1.5          Withholding. Prior to the receipt of Restricted Stock under this Agreement, the Grantee shall make appropriate arrangements with the Company to provide for the amount of minimum tax withholding required by law, including without limitation Sections 3102 and 3402 or any successor section(s) of the Code and applicable state and local income and other tax laws. The Grantee may satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold Shares of Common Stock from the Shares of Common Stock otherwise issuable or deliverable to the Participant as a result of the vesting of the Restricted Stock; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock. Unless otherwise approved by the Committee, any withholding taxes in respect of the Restricted Stock shall be satisfied through the withholding of (including by cancellation of the right to receive) whole vested shares of Common Stock to which the Grantee is otherwise entitled under this Agreement (provided, however, the Fair Market Value of such Shares withheld may not exceed the Company’s maximum statutory withholding obligation or, if applicable, such lesser amount as may be necessary to avoid classification of this award as a liability for financial accounting purposes).

1.6           Conflicts with the Plan. The Grantee hereby agrees and acknowledges that the Restricted Stock and this Agreement shall be subject to the Plan, which is incorporated into this Agreement by reference in its entirety. To the extent the terms under this Agreement conflict with the terms of the Plan, the terms of the Plan shall control. Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to them in the Plan.

2.             NOTICES.

All notices or communications hereunder shall be in writing and addressed as follows:

To the Company:

First Community Corporation

5455 Sunset Blvd

Lexington, South Carolina 29072

Attn: Corporate Secretary

To the Grantee:

Last known address of the Grantee as appearing in the Grantee’s personnel records as maintained by the Company.

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3.            ASSIGNMENT.

This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Grantee and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Grantee except as permitted in the Plan.

4.             ENTIRE AGREEMENT; AMENDMENT; TERMINATION.

Except as provided in Section 1.6 with respect to the Plan, this Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral understandings and agreements. Subject to the provisions of the Plan, this Agreement may be amended or terminated at any time by written agreement of the parties to or as provided herein. Notwithstanding the previous sentence, the Company reserves the right to amend the terms of this Agreement as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code or to comply with any requirements under any Company clawback or recoupment policy regarding incentive compensation (any such policy, including such a policy that may be adopted to address a specific situation before or after the situation occurs, a “clawback policy”) that may be adopted by the Company or the Committee and in effect at any time after the date of this Agreement, or “clawback” requirements under the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act to which the Company may be subject.

5.             GOVERNING LAW.

This Agreement and its validity, interpretation, performance and enforcement shall be governed by the substantive laws of the State of South Carolina without regard to any rules regarding conflict-of-law or choice-of-law.

6.             NO RIGHT TO CONTINUED EMPLOYMENT OR DIRECTORSHIP; EFFECT ON OTHER PLANS.

This Agreement shall not, of itself, confer upon the Grantee any right with respect to continuance of employment or directorship by the Company, nor shall it interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time. Income realized by the Grantee pursuant to this Agreement shall not be included in the Grantee’s earnings for the purpose of any benefit plan of the entity in which the Grantee may be enrolled or for which the Grantee may become eligible unless otherwise specifically provided for in such plan.

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IN WITNESS HEREOF, the Company and the Grantee have duly executed this Agreement, as of the date written on the first page of this Agreement.

FIRST COMMUNITY CORPORATION

By:
Name:
Title:

GRANTEE

Signature:
Name:

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